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                                                                     EXHIBIT 3.1



                               FRESH FOODS, INC.

                               RESTATED ARTICLES
                                       OF
                                 INCORPORATION


                                   ARTICLE I

         The name of the corporation is Fresh Foods, Inc.


                                   ARTICLE II

         The period of duration of the corporation is perpetual.


                                  ARTICLE III

         The purpose for which the Corporation is organized are:

         (a) To engage in the business of preparing and marketing food directly and by franchise.

         (b) To engage in any other lawful activity, including but not limited to constructing, manufacturing, raising or otherwise producing and repairing, servicing, storing, or otherwise caring for any type of structure, commodity or livestock whatsoever; processing, selling, brokering, factoring or distributing any type of property, whether real or personal; extracting and processing natural resources; transporting freight or passengers by land, sea or air; collecting and disseminating information or advertisement through any medium whatsoever; performing personal services of any nature; and entering into or serving in any type of management, investigative, advisory, promotional, protective, insurance, guaranteeship, suretyship, fiduciary, or representative capacity or relationship for any persons or corporations whatsoever.


                                   ARTICLE IV

         (a)      The Corporation shall have authority to issue One Hundred
Million
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(100,000,000) shares of Common Stock.

         (b) The Corporation shall have the authority to issue Two Million Five Hundred Thousand (2,500,000) shares of preferred stock with a par value of ten cents ($0.10) per share. Any number of shares of the 2,500,000 shares of preferred stock may be issued from time to time in one or more series of preferred stock. The designations, the relative preferences, rights, qualifications, limitations or restrictions of each such series, if any, may differ from those of any and all other series, and the Board of Directors is hereby expressly authorized to fix by resolution or resolutions prior to the issuance of any shares of any series of the preferred stock, the designations, preferred, relative, participating, optional and other special rights or the qualifications, limitations or restrictions of such series, including, without limiting the generality of the foregoing, the following:

         (i) The date and time at which, and the terms and conditions on which, dividends on such series of preferred stock shall be paid;

         (ii) The right, if any, of the holders of shares of such series of preferred stock to vote and the manner of voting, except as may otherwise be provided by the Business Corporation Act of North Carolina;

         (iii) The right, if any, of the holders of shares of such series of preferred stock to convert the same into or exchange the same for other classes of stock of the Corporation and the terms and conditions for such conversion and exchange;

         (iv) The redemption price or prices and the time at which, and the terms and conditions on which, the shares of such series of preferred stock may be redeemed;

         (v) The rights of the holders of shares of such series of preferred stock upon the voluntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation; and

         (vi) The terms of the sinking fund or redemption or purchase amount, if any, to be


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          provided for such series of preferred stock.

     Pursuant to this Article IV(b) the Board of Directors of the Corporation on August 28, 1997, established a series of Preferred Stock of the Corporation designated "Junior Participating Preferred Stock, Series A" (the "Series A Preferred"), and established the number of shares constituting such series to be 100,000, with the following designations, preferred, relative, participating, optional and other special rights and qualifications, limitations and other restrictions.

     1. No Dividend or Distribution Rights. The holders of shares of Series A Preferred shall have no right to any dividends thereon or other distributions in respect thereof, except pursuant to Section 5.

     2. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:

          (a) Each one-hundredth of a share of Series A Preferred shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

          (b) The holders of shares of Series A Preferred and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

          (c) Except as otherwise provided herein, the holders of shares of Series A Preferred shall have no voting rights and their consent shall not be required for taking any corporate action.

     3. No Redemption, Conversion or Exchange Rights. The shares of Series A Preferred shall not be redeemable, convertible or exchangeable for consideration of any kind or in any amount at the option of any holder or holders thereof.

     4. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise


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     acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received an aggregate amount per share, subject to the provisions for adjustment hereinafter set forth, not less than 100 times the aggregate amount to be distributed per share to the holders of Common Stock, or (2) to the holders of shares ranking on a parity (upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under the proviso in clause (1) of the next preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately


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         after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

6. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are changed into or exchanged for other shares or securities, cash and/or any other property, then in any such case the shares of Series A Preferred then outstanding shall concurrently be similarly changed or exchanged in an amount per share (subject to the provisions for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, other securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event that the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation or the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the next preceding sentence with respect to the change or exchange of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Rank. The Series A preferred shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets, except for any and all such series whose terms specify to the contrary.

8. Amendments. The Restated charter of the Corporation shall not be amended



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                  in any manner that would materially and adversely change the designation, preferred, relative, participating, optional or other special rights, or the qualifications, limitations or other restrictions, of the Series A Preferred without the affirmative vote or consent of the holders of two-thirds of the outstanding shares of Series A Preferred.


                                   ARTICLE V

        The stated capital of the Corporation is Two Million Six Hundred Fifty-Five Thousand Three Hundred Twelve Dollars($2,655,312).


                                   ARTICLE VI

        The shareholders of the Corporation shall have no pre-emptive right to acquire additional or treasury shares of the Corporation.


                                  ARTICLE VII

        The street address and county of the registered office of the Corporation in the State of North Carolina is 3437 East Main Street, Claremont, Catawba County, North Carolina; and the name of its registered agent at such address is James E. Harris. The mailing address of the current registered office is P.O. Box 399, Claremont, North Carolina 28610.


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